                                                                Exhibit 99.12(t)

                                February 1, 2008

RiverSource Variable Portfolio-Short Duration U.S. Government Fund RiverSource Variable Portfolio-Income Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

RiverSource Variable Portfolio-Short Duration U.S. Government Fund RiverSource Variable Series Trust
734 Ameriprise Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of September 11, 2007 between RiverSource Variable Portfolio-Income Series, Inc., a Minnesota corporation (the "Selling Corporation"), on behalf of one of its series, RiverSource Variable Portfolio-Short Duration U.S. Government Fund (the "Existing Fund")(1) and RiverSource Variable Series Trust, a Massachusetts business trust (the "Buying Trust"), on behalf of one of its series, RiverSource Variable Portfolio-Short Duration U.S. Government Fund (the "New Fund")(2). The Agreement describes a proposed reorganization (the "Reorganization") to occur on the date of this letter (the "Closing Date"), pursuant to which New Fund will acquire all of the assets of the Existing Fund in exchange for shares of beneficial interest in New Fund (the "New Fund Shares") and the assumption by New Fund of all of the liabilities of the Existing Fund, following which the New Fund Shares received by the Existing Fund will be distributed by the Existing Fund to its shareholders (who are described in further detail below) in complete liquidation and termination of the Existing Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to
Section 9(a) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     The Existing Fund is a series of the Selling Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management

----------
(1) The Existing Fund is also referred to as the "Selling Fund" in the Agreement.

(2)  The New Fund is also referred to as the "Buying Fund" in the Agreement.

RiverSource Variable Portfolio-Short Duration
U.S. Government Fund                                            February 1, 2008

investment company. Shares of the Existing Fund are redeemable at net asset value at each shareholder's option. The Existing Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     New Fund is a series of the Buying Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of New Fund are redeemable at net asset value at each shareholder's option. New Fund will elect to be a regulated investment company for federal income tax purposes under
Section 851 of the Code.

     The Existing Fund serves, and New Fund will serve as a funding vehicle for annuity contracts and insurance contracts (each, a "Contract") offered by certain insurance companies. Insurance companies establish separate accounts that in turn own shares of the Existing Fund or New Fund in order to fund the respective insurance company's obligations under Contracts that the respective insurance company has written. The insurance companies - in this case, RiverSource Life Insurance Company and RiverSource Life Insurance Co. of New York, each of which is affiliated with the adviser to the Funds through separate accounts each has established (the "Separate Accounts"), not the owners of the Contracts, are the shareholders of the relevant fund.

     For purposes of this opinion, we have considered the Agreement, the combined Prospectus/Proxy Statement dated December 1, 2007 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the "Representation Letters"), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein "to the knowledge" (or similar qualification) of any person or party is true without regard to such qualification.

RiverSource Variable Portfolio-Short Duration
U.S. Government Fund                                            February 1, 2008

     Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that, for U.S. federal income tax purposes:

     (i) The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and New Fund and the Existing Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) Under Section 1032 of the Code, no gain or loss will be recognized by New Fund upon the receipt of the assets of the Existing Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of the Existing Fund;

     (iii) Under Section 362(b) of the Code, the basis in the hands of New Fund of the assets of the Existing Fund transferred to New Fund in the Reorganization will be the same as the basis of such assets in the hands of the Existing Fund immediately prior to the transfer;

     (iv) Under Section 1223(2) of the Code, the holding periods of the assets of the Existing Fund in the hands of New Fund will include the periods during which such assets were held by the Existing Fund;

     (v) Under Section 361 of the Code, no gain or loss will be recognized by the Existing Fund upon the transfer of the Existing Fund's assets to New Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of the Existing Fund, or upon the distribution of New Fund Shares by the Existing Fund to its shareholders in liquidation;

     (vi) Under Section 354 of the Code, no gain or loss will be recognized by the shareholders of the Existing Fund upon the exchange of their Existing Fund shares for New Fund Shares;

     (vii) Under Section 358 of the Code, the aggregate basis of New Fund Shares a shareholder of the Existing Fund receives in connection with the Reorganization will be the same as the aggregate basis of such shareholder's Existing Fund shares exchanged therefor;

RiverSource Variable Portfolio-Short Duration
U.S. Government Fund                                            February 1, 2008

     (viii) Under Section 1223(1) of the Code, the holding period for the shares of the New Fund that a shareholder of the Existing Fund receives in the Reorganization will include the period for which it held the shares of the Existing Fund exchanged therefor, provided that on the date of the exchange it held such Existing Fund shares as capital assets; and

     (ix) New Fund will succeed to and take into account the items of the Existing Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

                    [REST OF PAGE INTENTIONALLY LEFT BLANK.]

RiverSource Variable Portfolio-Short Duration
U.S. Government Fund                                            February 1, 2008

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

                                        Very truly yours,


                                        /s/ Ropes & Gray LLP
                                        Ropes & Gray LLP